Exhibit 21.1

Subsidiaries of Registrant

MGA Agency, Inc.

MGA Insurance Company, Inc.

GAINSCO Service Corp.

Lalande Financial Group, Inc.

National Specialty Lines, Inc.

DLT Insurance Adjusters, Inc.